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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 0)*

                       PERRY COUNTY FINANCIAL CORPORATION
                       ----------------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                   71447Q-10-4
                                 --------------
                                 (CUSIP Number)


                                 January 6, 1999
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to indicate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)

         [X]      Rule 13d-1(c)

         [ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No.   71447Q-10-4




1.   Names of Reporting Persons:  The Roosevelt Group, L.L.C.

     I.R.S. Identification Nos. of Above Persons (entities only):


2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     a. ____________________________________________________________________

     b. ____________________________________________________________________


3.   SEC Use Only

     _______________________________________________________________________

4. Citizenship or Place of Organization: Missouri limited liability company

Number of                  5.       Sole Voting Power:  44,370
Shares Beneficially        6.       Shared Voting Power: ______________________
Owned by Each              7.       Sole Dispositive Power: 44,370
Reporting Person           8.       Shared Dispositive Power:__________________
With

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:  44,370

10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

     ___________________________________________________________________________

11.  Percent of Class Represented by Amount in Row (11):  5.47%

12.  Type of Reporting Person (See Instructions)   PN



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CUSIP No.   71447Q-10-4



1.   Names of Reporting Persons:  Bradshaw Capital Management, L.L.C.

     I.R.S. Identification Nos. of Above Persons (entities only):


2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     a.       __________________________________________________________________
     b.       __________________________________________________________________

3.   SEC Use Only

     __________________________________________________________________________

4.   Citizenship or Place of Organization:  United States citizen

Number of                  5.       Sole Voting Power:  44,370
Shares Beneficially        6.       Shared Voting Power:  _____________________
Owned by Each              7.       Sole Dispositive Power:  44,370
Reporting Person           8.       Shared Dispositive Power:__________________
With

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:  44,370

10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

     ___________________________________________________________________________

11.  Percent of Class Represented by Amount in Row (11):  5.47%

12.  Type of Reporting Person (See Instructions)         PN




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CUSIP No.   71447Q-10-4


ITEM 1.  SECURITY AND ISSUER

     a)  Perry County Financial Corporation (the "Issuer")

     b)  The address of the Issuer's principal executive offices is:

         14 North Jackson St., Perryville, MO  63775

ITEM 2.  IDENTITY AND BACKGROUND

     REGARDING REPORTING PERSON THE ROOSEVELT GROUP, L.L.C.

     a)  The Roosevelt Group, L.L.C. ("Roosevelt")

     b)  400 North Fifth Street, Suite 200
         St. Charles, Missouri  63301

     c)  Organized under the laws of the State of Missouri

     d)  Perry County Financial Corporation Common Stock

     e)  CUSIP Number   71447Q-10-4

     REGARDING REPORTING PERSON BRADSHAW CAPITAL MANAGEMENT, L.L.C.

     a)  Bradshaw Capital Management, L.L.C. ("Bradshaw")

     b)  P.O. Box 1972
         Village of Pinehurst, North Carolina 28370

     c)  Organized under the laws of the State of North Carolina.

     d)  Perry County Financial Corporation Common Stock

     e)  CUSIP No.   71447Q-10-4


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CUSIP No.   71447Q-10-4


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(B) OR 240.13D-2(B) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     b)  [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     e)  [ ]  An investment advisor in accordance with Section 240.13d-1(b)
              (1)(ii)(E);

     f)  [ ]  An employee benefit plan or endowment fund in accordance with
              Section 240.13d-1(b)(1)(ii)(F);

     g)  [ ]  A parent holding company or control person in accordance with
              Section 240.13D-1(b)(1)(ii)(G);

     h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

ITEM 4.  OWNERSHIP.

         AS TO REPORTING PERSON ROOSEVELT

         a)   Amount beneficially owned: 44,370

         b)   Percent of class:  5.47%

         c)   Number of shares as to which the person has:

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CUSIP No.   71447Q-10-4


              (i)    Sole power to vote or to direct the vote:  44,370

              (ii)   Shared power to vote or to direct the vote:   -0-

              (iii)  Sole Power to dispose or direct the disposition of: 44,370

              (iv)   Shared power to dispose or to direct the disposition:  -0-

         AS TO REPORTING PERSON BRADSHAW

         a)  Amount beneficially owned: 44,370

         b)  Percent of class:  5.47%

         c)  Number of shares as to which the person has:

             (i)     Sole power to vote or to direct the vote: 44,370

             (ii)    Shared power to vote or to direct the vote:  -0-

             (iii)   Sole Power to dispose or direct the disposition of: 44,370

             (iv)    Shared power to dispose or to direct the disposition:  -0-

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         N/A.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY.

         N/A.

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CUSIP No.   71447Q-10-4

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         N/A.

ITEM 9.  NOTICE OF DISSOLUTION OF THE GROUP.

         N/A.

ITEM 10. CERTIFICATION.

         By signing below, I certify that, to the best of my knowledge and belief the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

                                            ---------------------------------
                                            Date

                                            THE ROOSEVELT GROUP, L.L.C.

                                   By:      /s/ Daniel G. O'Donnell
                                            ---------------------------------
                                            Signature

                                            Daniel G. O'Donnell, Secretary
                                            ---------------------------------
                                            Name/Title

                                            ---------------------------------
                                            Date

                                            BRADSHAW CAPITAL MANAGEMENT,
                                            L.L.C.

                                   By:      /s/ Stanley J. Bradshaw
                                            ---------------------------------
                                            Signature

                                            Stanley J. Bradshaw, President
                                            ----------------------------------
                                            Name/Title


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